Exhibit 4.2

MASTER AGREEMENT

THIS AGREEMENT is made as a deed Decemebr 17th , 2020
AMONG:

(1)
STAR BULK CARRIERS CORP. a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH 96960, Republic of Marshall Islands (“SBLK”); and

(2)	E.R. Capital Holding GmbH & Cie. KG a corporation incorporated under the laws of Germany whose registered office is at Alsterufer 36,20354 Hamburg, Germany ("ER”), each a “Party” and together the “Parties”.
WHEREAS:
(A)
The Parties wish to enter into this Agreement to regulate their rights and responsibilities with respect to the outright sale and purchase of three vessels by members of the SBLK company group from members of the ER company group (  the “Transaction”).

NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS
1.1.	In this Agreement, capitalised terms shall have the same meaning given to them herein and in particular the following expressions shall have the following meanings:
“Agreed Form MOA  ” means the agreed form memorandum of agreement for  the  Vessels set out in Appendix 1 to this Agreement;
 “Buyer Entity” means SBLK or a single purpose entity nominated by SBLK whose obligations under the relevant MOA are guaranteed by SBLK;
 “Cash Consideration” ,means  for each Vessel,  65% of the Purchase Price or USD  thirteen  million (13,000,000)
“Closing Date” shall mean in respect of each Vessel the delivery date and time for that Vessel under the respective MOA;
“Management Agreement” is the new interim management agreement which shall be entered into with each of the Buyers and Zeaborn upon delivery of each Vessel.
“MOA” means a binding memorandum of agreement between a Seller and a Buyer Entity for the sale and purchase of a Vessel;
“Purchase Price ” means US$20,000,000 for each Vessel payable by SBLK or a Buyer Entity to each  Seller with Cash Consideration and  Share Consideration
“SBLK Shares” means the common shares, par value $0.01 per share, of SBLK, listed on Nasdaq Global Select Market, or any successor equity securities thereto;
 “Seller” means, in respect of a Vessel, the registered owner of that Vessel;
“Share Consideration” means, for each Vessel, 35% of the Purchase Price or seven hundred thousand (700,000)  SBLK shares   by way of newly issued SBLK Shares;

“Vessel” means  mv ER Borneo, IMO Number 9507518, E.R BUENOS AIRES, IMO Number9507544, E.R. Bayonne IMO Number 9507520

1.2.	In this Agreement:
(a)
unless the context otherwise requires, references to this Agreement or to other agreements or deeds shall be construed as including references to this Agreement or to such agreements or deeds as amended and/or supplemented and/or varied and/or novated from time to time by agreement between the parties hereto or thereto, as the case may be;

(b)	clause headings are for ease of reference only and, unless the context otherwise requires, words denoting the singular only shall include the plural and vice versa;
(c)	references to "Clauses" and “Recitals” are, unless otherwise specified, references to the clauses and recitals to this Agreement;
(d)	each reference to one of the Parties to this Agreement shall include its successors and permitted assigns and permitted transferees; and
(e)	all date and time indications in this Agreement and in the MOAs are to dates and times in Hamburg.
2.	SALE AND PURCHASE OF THE VESSELS
2.1.
ER shall procure that within three days of the date of this Agreement each Seller of each  Vessel enters into a memorandum of agreement with a Buyer Entity to sell the  the Vessel owned by it to the Buyer Entity on substantially the terms set out in the respective Agreed Form MOA   set out in Appendix 1.

2.2.
SBLK shall procure that within three days of the date of this Agreement a Buyer Entity enters into a memorandum of agreement with each Seller that owns a   Vessel to purchase that   Vessel from that Seller on substantially the terms set out in the respective Agreed Form MOA   set out in Appendix 1.

2.3.	The Purchase Price (as defined in the relevant MOA) payable for each Vessel shall be:
(a)	USD 20,000,000 for m.v. “E.R. Borneo”;
(b)	USD 20,000,000 for m.v. “E.R. Buenos Aires”;
(c)	USD 20,000,000 for m.v. “E.R. Bayonne”,
in each case to be paid by the Buyer Entity in 65%  in cash and, provided that the SBLK Shares are, at the time of the Closing  Date for the respective   Vessel, listed on the Nasdaq Global Select Market or a comparable securities exchange, the remaining 35%  by Share Consideration, otherwise in cash. There shall be no right of set-off or deduction as between Vessel sales. In case of forfeiture of the deposit, in favour of the Seller of a   Vessel, as per the respective MOA, there is no obligation for the respective Buyer Entity or SBLK to cause the issuance of the respective Share Consideration for that Vessel.
2.4.	Bunkers (where applicable) and lubricants ROB to be valued and acquired for cash consideration by the relevant Buyer Entity on the Closing Date of that vessel as per MOA terms.

2.5.	Any cancellation or termination of a MOA for the sale of a Vessel shall have no effect on this Agreement or the MOA for the sale of any other Vessel.
2.6.
As a condition precedent to a Seller’s obligation to sell   a Vessel, the Chief Financial Officer of SBLK shall deliver to that Seller an officer’s certificate certifying, as of such Closing Date the number of SBLK Shares outstanding (without giving effect to the SBLK Shares issued as part of the Share Consideration for the Vessels). ER to terminate its own management agreement with Zeabone at each Closing Date and shall cause that  the new Management Agreement to be executed between each Buyer and Zeaborne shall incorporate  such terms whereby the Management Agreement can be terminated , with no termination fees, subject to a (30) thirty days termination notice , at each Buyers’ option.

2.7.
ER shall procure that upon the termination of any existing charter party for Vessel the Seller shall not enter that Vessel into any new employment unless it is on terms that have been approved in advance in writing by SBLK, such approval not to be unreasonably withheld or delayed.

3.	ISSUANCE OF SHARE CONSIDERATION
3.1.
SBLK shall issue, as per this Clause 3, any and all Share Consideration payable in book entry form, with respect to each Seller (or its assignees), equal to the Share Consideration owed to that Seller (or its assignees) under the relevant MOA and this Agreement, upon the relevant Closing Date .

3.2.
On each Closing Date, SBLK shall procure that an irrevocable Transfer Agent Instruction Letter, substantially in the form set out at Appendix 2, instructing the transfer agent AMSTOCK to issue the Share Consideration to that Seller (or its assignees) will be executed and tabled at the closing meeting and upon closing and delivery of that Vessel, SBLK shall cause its transfer agent to issue the relevant Share Consideration as soon as it is practicaly feasible. The Share Consideration will bear the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

3.3.
SBLK shall  file not later than thirty (30) days following the delivery of the last of the   Vessels a registration statement with the U.S. Securities and Exchange Commission (“SEC”) on Form F-3 covering  the resale by the Sellers (or their respective assignees) of all of the SBLK Shares issued to the Sellers (or their respective assignees) as part of the Share Consideration for the   Vessels and SBLK shall use its commercially reasonable best efforts to keep such registration statement effective until all of the SBLK Shares issued for the   Vessels  may be freely resold in reliance on Rule 144 promulgated by the SEC. Until such time that the registration statement is declared effective, ER shall procure that each Seller (and its assignees) understands and agrees that its Share Consideration acquired by it will bear a legend the same as or substantially similar to the legend set forth above.

4.	Due Diligence
4.1.
From the date hereof until (in respect of each Vessel) the date that such Vessel is delivered to a Buyer Entity in accordance with an MOA, each Party shall procure or provide to the other Party any such information reasonably requested by the other Party in relation to that Vessel.

4.2.
Without prejudice to any further inspection rights set out in any MOA, SBLK in accordance with clause 4(b) of each MOA shall have the right to physically inspect each Vessel and review its class records at any time between the date of this Agreement and 31/12/2020 provided such Vessel is available at a port or anchorage and such inspection does not impact the Vessel’s trading schedule. ER shall procure the relevant Seller provides such reasonable cooperation as may be required to conduct such inspection and review.

5.	WARRANTIES
5.1.	Each Party hereby represents and warrants to the other that:
(a)
It is duly organized, validly existing under the laws of the jurisdiction of its incorporation and has full corporate power to own its assets and to conduct its business as and where presently conducted;

(b)
it has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms and the other documents to be entered into pursuant to it;

(c)
this Agreement and the other documents to be entered into pursuant to it constitute (or shall constitute when executed) valid, legal and binding obligations on it and the parties whom they are to procure entry into of such other documents on the terms of this Agreement and such other documents;

(d)	compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following:
(i)	its constitutional documents (e.g. articles of incorporation and By-laws);
(ii)	any agreement or instrument to which it is a party or is bound; or
(iii)	any order, judgment, decree or other restriction or rules (including listing rules) applicable to it and
(e)
each of its directors and executive officers is in material compliance with all laws, rules and regulations, applicable to them including without limitation applicable sanctions and anti-money-laundering laws, rules and regulations

5.2.	Without limiting the foregoing, SBLK represents and warrants to ER and each Seller (and their respective assignees, that:
(a)
SBLK is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any governmental or regulatory authority or other person in connection with the execution, delivery and performance by SBLK of this Agreement or the transactions contemplated hereby (including the issuance of the SBLK Shares as part of the Share Consideration), other than (i) the filing with the SEC of one or more registration statements in accordance with the requirements of this Agreement, (ii) filings required by applicable state securities laws, or (iii) the filing of any requisite notices and/or application(s) to Nasdaq for the issuance of SBLK Shares issued to the applicable Seller (or its assignees) as part of the Share Consideration, (iv) SBLK’s financing banks and (v) those that have been made or obtained prior to the date of this Agreement.

(b)
The SBLK Shares to be issued pursuant to this Agreement have been duly and validly authorized and, when issued to the applicable Seller (or its assignees) in accordance with the terms of this Agreement will be validly issued, fully paid and nonassessable, and shall be free and clear of all liens, restrictions or encumbrances, except for restrictions on transfer imposed by applicable securities laws.

(c)
All of the outstanding SBLK Shares are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding SBLK Shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase of any SBLK Shares.  Except as specified in the SEC Reports: (i) no SBLK Shares are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by SBLK; ; (ii) there are no outstanding securities or instruments of SBLK or which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which SBLK is or may become bound to redeem a security of SBLK; and (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the SBLK Shares as part of the Share Consideration.

(d)
SBLK has filed all reports, schedules, forms, statements and other documents required to be filed by it under the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as SBLK was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).  All SEC Reports have been filed on a timely basis or SBLK  has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the financial statements contained therein or filed as an Exhibit thereto were prepared in accordance with U.S. generally accepted accounting principles and fairly represent SBLK’s financial condition and the results of its operations as of the respective dates or the respective time periods set forth therein.

(e)
SBLK has taken no action designed to terminate the registration of the SBLK Shares under the Securities Exchange Act of 1934, as amended, nor has SBLK received any notification that the SEC is contemplating terminating such registration.  SBLK has not, in the 12 months preceding the date hereof, received written notice from Nasdaq that SBLK is not in compliance with the listing or maintenance requirements of the Nasdaq Global Select Market.  SBLK is in compliance in all material respects with all applicable securities laws and with the listing and maintenance requirements for continued trading of the SBLK Shares on the Nasdaq Global Select Market.

5.3.
The foregoing representations and warranties shall be deemed repeated by each Party throughout until all Vessels have been delivered in accordance with this Agreement and the relevant MOA, and each Seller (or its assignees) shall have received the entire Share Consideration payable to it for the   Vessels.

5.4.
The foregoing representations and warranties are also hereby deemed given by SBLK for the direct benefit of each relevant Seller (and their respective assignees) and by ER for the benefit of each relevant Buyer Entity.

6.	CONFIDENTIALITY
Without prejudice to the terms of the mutual confidentiality and standstill agreement signed between the parties on May 30, 2018 (which shall continue to apply), the terms of this Agreement, the Transaction and all related documents and the negotiations relating thereto are strictly confidential and no disclosure relating thereto shall be made or issued by or on behalf of any Party to any third party other than their professional advisers or as required by applicable law. This Clause shall survive termination of this Agreement.
7.	NOTICES
7.1.
Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by courier, post, fax or email, to the respective addresses or facsimile numbers or email address of the relevant Parties set out below unless such Party amends the same by written notice received by the other Party:

SBLK
Address:  c/o STAR BULK MANAGEMENT INC
 40, Ag. Konstantinou Street
 Marousi 151 24
 Athens, Greece
 Attention Nikos Reskos/Georgia Mastagaki/Sofia Damigou/Aris Anastasopoulos
 nreskos@starbulk.com/gmastagaki@starbulk.com/sdamigou@starbulk.com/aanastasopoulos@starbulk.com/commercial @starbulk.com

ER
Philipp Joerss
Address: Alsterufer 36, 20354 Hamburg
Email: Philipp.joerss@er-capital.com

7.2.	All notices or other communications under this Agreement shall be in the English language.
8.	MISCELLANEOUS
8.1.
Save as set out in this Agreement, each Party shall bear its own costs and expenses in the negotiation, execution and performance of this Agreement, each MOA and each other document to be entered into in relation to the Transaction.

8.2.
This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which counterparts signed by all of the Parties together shall constitute one and the same instrument.

8.3.
If there is any conflict or discrepancy between the provisions of this Agreement (including any amendment thereto) and the provisions of an MOA, the provisions of this Agreement shall prevail. Words and expressions defined in the Master Agreement shall have the same meaning in the MOA unless otherwise stated therein.

8.4.
No waiver of any right, power, discretion or remedy under or pursuant to this Agreement shall be effective unless it is in writing and signed by the relevant Party agreeing to such waiver. No amendment or supplement to this Agreement may be made without the prior written agreement of all the Parties.

8.5.
No Party may assign its rights under this Agreement without the prior written consent of all of the other Parties, provided, however, each Seller may assign any and all of its respective rights to receive SBLK Shares to one or more affiliates of ER or the Seller , without prior written consent of Buyer Entity , which assignments shall be effective upon notice to the Buyer Entity, subject always to SBLK and each Buyer Entity  not assuming a greater liability under this Agreement and the applicable MOA than would have been the case absent such assignment.  ER shall cause each such assignee of Seller to execute and deliver to SBLK and to  the Buyer Entity, before the issuance of the Share Consideration, such representations and warranties (including the warranties set forth in Clause 10.1 above) which are reasonably necessary to assure the compliance of such assignment with applicable securities laws and rules having competent jurisdiction, and the rules of the Nasdaq Global Select Market and other securities exchange if applicable.

8.6.
If any term or provision of this Agreement is, or becomes, invalid, unenforceable or illegal, in whole or in part, under the laws of any relevant jurisdiction, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the validity, enforceability or legality of the remaining provisions of this Agreement shall not be impaired.

8.7.	Nothing in this Agreement shall create a partnership between the Parties or any of them.
8.8.
Each Party acknowledges that it does not rely on, and it has not been induced to enter into this Agreement by, any warranty, representation, statement, agreement or undertaking of any nature whatsoever, other than as are expressly set out in this Agreement.

9.	LAW AND JURISDICTION
9.1.	Clause 16(a) of the standard, unamended NSF 2012 shall apply to this Agreement as if fully set out herein.

THIS DEED has been duly executed by or on behalf of the Parties and has, on the date stated at the beginning of this deed, been delivered as a Deed.

EXECUTED AND DELIVERED AS A DEED	)
by STAR BULK CARRIERS CORP.	)
acting by Simos Spyrou - Co CFO	)	/s/ Simos Spyrou
duly authorised in accordance with	)
the laws of Marshall Islands	)
)
such execution being witnessed by: Georgia Mastagaki	)	/s/ Georgia Mastagaki

EXECUTED AND DELIVERED AS A DEED	)
By E.R. Capital Holding GmbH & Cie. KG	)
acting by	)
duly authorised in accordance with	)
the laws of Germany	)
		/s/ Jochen Klösges	/s/ F. Lass-Hennemann
such execution being witnessed by:	)	Jochen Klösges	F. Lass-Hennemann

APPENDIX 1 – AGREED FORM MOA

 APPENDIX 2   – TRANSFER AGENT INSTRUCTION LETTER

Date:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn:

Dear
You are hereby authorized to issue ….. common shares (the “Common Shares”) of Star Bulk Carriers Corp. (the “Company”) in “book entry” form  on  …… to the holder of record   as follows:

Number of Common Shares:
Deliver To:
Contact
Legend
Yes as per exhibit A

which will be subject to the applicable legend as set forth on Exhibit A  hereto.
The Common Shares are being issued pursuant to the Master  Agreement, dated as of  December 17, 2020 , by and among Star Bulk Carriers Corp and E.R. Capital Holding GmBh and Cie KG and MOA dated  December 17, 2020…..
* * * * *

Sincerely,

STAR BULK CARRIERS CORP.

By:
Name:
Title:

EXHIBIT A

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”